EXHIBIT 4.34
                            SHARE TRANSFER AGREEMENT

     This SHARE TRANSFER AGREEMENT (this "AGREEMENT") made as of the ________th day of April, 2005, by and among Healthcare Technologies Ltd. (the "SELLER") and Gamida for Life, BV, a company incorporated under the laws of the Netherlands, and having its registered offices at Drentestraat 24 BG 1083 HK Amsterdam, the Netherlands (the "PURCHASER" and together with the Seller, to be collectively referred to herein as the "PARTIES");

                              W I T N E S S E T H :

WHEREAS, the Seller wishes to sell six million two hundred and fifty five thousand (6,255,000) Ordinary Shares (the "SHARES") in Procognia Ltd., a private company registered in England, (the "COMPANY"), bearing a nominal value of 1 pence ((pound)0.01) per share, to the Purchaser on the terms and conditions more fully set forth in this Agreement; and

WHEREAS, the Purchaser desires to purchase the Shares from the Seller pursuant to the terms and conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereto hereby agree as follows:

1.   SALE AND PURCHASE.

     1.1  SALE AND PURCHASE OF SHARES.

Subject to the terms and conditions hereof, the Seller shall sell, assign, and transfer an aggregate amount of six million two hundred and fifty five thousand (6,255,000) Ordinary Shares in the Company to the Purchaser, and the Purchaser shall purchase and accept the assignment and transfer of the Shares from the Seller, in consideration for an initial payment of ten thousand U.S. dollars ($10,000) (the "INITIAL PAYMENT") to be paid on the date hereof and the Additional Payments (as defined herein).

     1.2  ADDITIONAL PAYMENT.

          1.2.1 Upon the occurrence of any of the following events, the Purchaser shall make one (1) additional payment to the Seller as set forth herein:

               1.2.1.1 In the event an asset purchase agreement (the "ASSET PURCHASE AGREEMENT") is executed by and among Immvarx, Inc. ("IMMVARX"), the Seller and the Purchaser, and Immvarx consummates a tender offer as contemplated therein (the "TENDER OFFER"), the Purchaser shall pay the Seller an additional four hundred twenty thousand U.S. dollars ($420,000) (the "TENDER OFFER PAYMENT).

               1.2.1.2 In the event the Asset Purchase Agreement with Immvarx is not executed or in the event it is executed but Immvarx's option to execute the Tender Offer expires before consummation thereof, the Purchaser will pay the Seller, upon the sale of the Shares, all amounts received in consideration therefore (the "POST-TENDER OFFER CONSIDERATION") equivalent to an amount no greater than $420,000, plus, if any, 30% of the remaining Post Tender-Offer Consideration (the "POST-TENDER OFFER PAYMENT").

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               1.2.1.3 Notwithstanding the above events, in the event:

                    (a) the Purchaser, within within one (1) year of the
               execution date of this Agreement, either sells the Shares, and/or executes a letter of intent with a potential purchaser of the Shares (the "SALE") AND

                    (b) the Sale occurs prior to the consummation of the Tender
               Offer,

               the Purchaser will pay the Seller, upon the sale of the Shares, all amounts received in consideration therefore (the "PRE-TENDER OFFER CONSIDERATION") up to $420,000, plus, if any, 80% of the remaining Pre-Tender Offer Consideration (the "PRE-TENDER OFFER PAYMENT").

          1.2.2 For the purposes of this Agreement, each of the Tender Offer Payment, the Post-Tender Offer Payment and the Pre-Tender Offer Payment, shall be severally referred to as an "ADDITIONAL PAYMENT".

          1.2.3. The Additional Payment, as the case may be, shall be made by wire transfer of immediately available funds to a bank account designated by the Seller.

2.   Execution of Agreement and Closing of Transfer and Purchase.

     2.1 SIGNING. This Agreement shall be executed by the all of the relevant Parties, on the date first listed above.

     2.2 CLOSING. The sale, assignment, transfer and delivery of the Shares and the purchase thereof by the Purchaser shall take place at a closing (the "CLOSING") to be held at a time and place to be mutually agreed upon by the Parties hereto.

     2.3 TRANSACTIONS AT CLOSING. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

          (a) Each of the Seller and the Purchaser, shall duly execute the requisite actions under applicable law to effect the transfer of title and registration of the Shares in the name of the Purchaser.

          (b) The Purchaser shall cause the Company to deliver to it a validly executed share certificate covering all of the Shares, issued in the name of the Purchaser.

          (c) a resolution of the Seller's shareholders approving the execution and performance of this Agreement and any ancillary document thereto (the "TRANSACTION DOCUMENTS") and the transfer of the Shares pursuant to the terms set forth herein.


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3.   REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller and the Company, as the case may be, hereby represent and warrant to the Purchaser, and acknowledges that the Purchaser is entering into this Agreement in reliance thereon, as follows:

     3.1 TITLE. The Seller is the sole lawful holder and owner, beneficially and of record, of the Shares, and upon the consummation of the transactions at the Closing, the Purchaser will acquire from the Seller, good and marketable title to such Shares free and clear of all liens, charges, encumbrances, debt, restrictions, rights, claims, calls and commitments of any kind.

     3.2 AUTHORITY AND ENFORCEABILITY. Pursuant to the approval of the Seller's shareholders, the Seller has full and unrestricted legal right, power and authority to enter into and perform all of its obligations under this Agreement, and to sell and transfer the Shares to the Purchaser as provided herein. This Agreement, when executed and delivered by the Seller, shall constitute the valid and legally binding obligation of the Seller, legally enforceable against the Seller in accordance with its terms.

4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     The Purchaser hereby represents and warrants to the Seller as follows:

     4.1 ENFORCEABILITY. This Agreement and the agreements to be executed by the Purchaser under this Agreement, when executed and delivered by the Purchaser, will constitute the valid, binding and enforceable obligations of the Purchaser.

     4.2 AUTHORIZATION. The execution, delivery and performance of the obligations of the Purchaser hereunder have been duly authorized by all necessary corporate action.

     4.3 SHARES ON AN "AS-IS" BASIS. The Parties hereby represent and warrant that the sale and purchase of the Shares is being made on an "as-is" basis, and it is further understood and agreed that, with the exception of the foregoing express warranties and representations, no representation or warranty with respect to the subject matter of this Agreement, is made by the Seller or the Purchaser, and that no further representation or warranty of any kind is to be implied, all representations and/or warranties implied by applicable law being hereby expressly excluded to the maximum extent permitted by such law.

5.   MISCELLANEOUS

     5.1 FURTHER ASSURANCES. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.


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     5.2 GOVERNING LAW; ARBITRATION, JURISDICTION. This Agreement shall be governed by, and construed according to, the laws of the State of Israel, without regard to the conflict of laws provisions thereof. In the event of any dispute between the parties in connection with this Agreement that cannot be resolved amicably by and between the parties, such dispute shall be settled exclusively and finally by a single arbitrator in Israel in accordance with Israel's Arbitration Law.

     5.3 SUCCESSORS AND ASSIGNS; ASSIGNMENT. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of assignments and transfers from the Purchaser to any other entity which controls, is controlled by or is under common control with, such Purchaser.

     5.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and any and all appendices, exhibits and schedules attached hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof, and shall supersede any prior agreement or arrangement, whether written or oral. Any term of this Agreement may be amended only with the written consent of both Parties to this Agreement.


                  if to the Purchaser:      Gamida-for-Life BV
                                            Drentestraat 24 BG
                                            1083 HK Amsterdam
                                            Netherlands
                                            Fax: [_________________]
                                            Attention: Chief Executive Officer

                  if to the Seller:         Healthcare Technologies Ltd.
                                            32 HaShaham Street
                                            Petach Tikva, Israel 49170
                                            Fax:+972-3-927-7228
                                            Attention: Chief Executive Officer

or such other address with respect to a party as such party shall notify each other party in writing as above provided.

     5.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

     5.6 STAMP TAX. Purchaser shall bear any stamp tax due in connection with this agreement.


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     IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth:


HEALTHCARE TECHNOLOGIES LTD.      GAMIDA FOR LIFE, B.V.


BY:    _______________________    BY:    _______________________
NAME:  _______________________    NAME:  _______________________
TITLE: _______________________    TITLE: _______________________